Prospectus Supplement	Filed Pursuant to Rule 424(b)(7)
(To Prospectus dated October 26, 2009)	Registration No. 333-162551

Duff & Phelps Corporation

Class A Common Stock
________________

This prospectus supplement supplements and amends the prospectus dated October 26, 2009 relating, in part, to the resale from time to time of up to 19,618,979 shares of our Class A common stock by the selling stockholders described therein and in this prospectus supplement.  The selling stockholders are offering all of the shares of our Class A common stock offered by this prospectus supplement.  We will not receive any proceeds from the sale by the selling stockholders of shares of Class A common stock.

This prospectus supplement should be read in conjunction with and accompanied by the prospectus and is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

Our Class A common stock is listed on the New York Stock Exchange under the trading symbol “DUF.”  The last reported sale price of our Class A common stock on November 11, 2010 was $14.96 per share.

Investing in our securities involves a high degree of risk.  See “Risk Factors” on page 3 before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or the accompanying prospectus supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

Prospectus Supplement dated November 12, 2010.

SELLING STOCKHOLDERS

            The shares of Class A common stock offered by this prospectus supplement may be offered from time to time by the selling stockholders named below.  Information concerning other selling stockholders will be set forth in other prospectus supplements from time to time, if required.

Beneficial ownership is determined in accordance with the rules of the SEC.  These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities.  Except as otherwise indicated, the persons listed below have sole voting and investment power with respect to the shares of Class A common stock beneficially owned by them, subject to applicable community property laws.

Except as otherwise indicated, the address for each selling stockholder is c/o Duff & Phelps Corporation, 55 East 52nd Street, 31st Floor, New York, New York 10055.

	Shares
	Offered	Class A Common Stock
	Hereby	on a Fully-Exchanged Basis(1)
Selling Stockholders	Number	Number		Percent(2)
Abello, Kim	3,068	-		-
Aders, Christian	6,968	11,362		*
Althoff, David	6,707	14,441		*
Arcy, Jerome	22,610	25,533		*
Athanason, Michael	21,159	-		-
Baldwin Jr., David	1,933	11,508		*
Bannon, Gary L.	26,838	17,741		*
Barnes, Paul F.	45,542	106,599		*
Bartell, Robert	7,802	82,774		*
Bayston, Daniel	25,620	3,253		*
Belinsky Family Trust	114,948	114,948		*
Benn, Joshua	16,868	53,645		*
Bluth, Elyse	19,453	23,475		*
Bollmann, Frank	1,933	6,088		*
Burt, Steve	32,191	89,383		*
Butcher, Scot	1,044	-		-
Cannaday, Sean	1,742	4,128		*
Cefali, David, 2007 Education Trust	8,522	-		-
Cefali, Sheryl	1,546	11,637		*
Cefali, Sheryl, 2007 Education Trust	8,522	-		-
Chrysostomou, Andreas	16,317	42,770		*
Clemens, Jack	1,933	27,815		*
Cody, Alan M.	47,624	3,750		*
Creagh, Gerard	65,803	252,820	(3)	*
Creagh, Gerard, Qualfied Annuity Trust	34,792	69,584		*
Cullen, Brian	13,610	21,927		*
Dolan, Michael	16,317	66,242		*
Dunne, Jeffrey D.	34,352	4,398		*
Fagan, Kevin	11,214	428		*
Franceschi, Greg S.	45,542	81,029		*
Gavin, James	10,840	10,404		*
Gilcreast, Aaron A.	471	-		-
Glace, Matthew	348	13,511		*
Golden, Timothy	9,912	12,148		*
Gordon, Jeffrey	23,357	10,815		*

	Shares
	Offered	Class A Common Stock
	Hereby	on a Fully-Exchanged Basis(1)
Selling Stockholders	Number	Number	Percent(2)
Grabowski Harte, Sarah	290	-	-
Grabowski Jr., Roger	290	-	-
Grabowski, Julia	290	-	-
Grabowski, Paul	290	-	-
Grabowski, The Roger, Trust	37,416	27,102	*
Grant, Dwight	5,662	36,373	*
Herman, Robert	348	43,964	*
Herr, David	16,317	52,417	*
Higgins, Gregory	50,000	79,098	*
Hirschhorn, Warren	28,890	38,697	*
Hoemke, Carl R.E.	26,326	63,448	*
Jacobs, Jonathan	18,111	51,322	*
Janssen, Christopher	7,255	51,438	*
Jeffrey Chanin & Co.,	37,180	-	-
Jensen, Patrick	6,707	32,649	*
Katz, Kevin	802	25,536	*
Kernick, Glen Noll	12,989	38,112	*
Kirtley, Robert	20,000	67,084	*
Kramer, Mark	1,742	18,210	*
La Greca, Frank	19,055	27,775	*
Larsen, David	10,453	36,766	*
Lee, Edward	12,989	24,056	*
Levin, Nathan I.	4,000	42,342	*
Levitske, John	9,912	5,596	*
Lilly, John, Strategic Insights, LLC	3,969	421	*
Lloyd, Michael	14,674	13,314	*
Lynch, Michael	18,910	31,673	*
MacMullan, Daniel	26,838	28,257	*
Madden, John	11,909	14,756	*
Magnan, Yann	1,304	6,791	*
Marcinkowski, Myron A.	45,542	29,070	*
Martinez, Carlos	6,868	12,056	*
Massey, James	10,424	11,763	*
May, Bryce	2,784	-	-
May, Richard	27,394	-	-
Melrose, Geoffrey	10,184	19,519	*
Miscione, John	8,288	10,076	*
Mondello, Mark T.	10,495	12,399	*
Newman, Raphael	42,083	31,146	*
O'Brien, John	348	11,443	*
Osswald, John	6,160	26,148	*
Pfeiffer, Allen	42,083	69,820	*
Phili, Kleanthis	42,083	94,681	*
Ploussard, Jeffrey J.	13,707	30,883	*
Prendergast, Patrick	14,817	12,040	*
Price, Dean	1,933	6,752	*
Prindle, Ross	42,083	56,320	*
Puzzuoli, Patrick	806	34,179	*
Rubin, Mark	25,701	3,263	*
Sacks, Jeremy L.	18,031	16,290	*

	Shares
	Offered	Class A Common Stock
	Hereby	on a Fully-Exchanged Basis(1)
Selling Stockholders	Number	Number	Percent(2)
Saltzman, Sherri	2,738	7,794	*
Schiedemeyer, Jeffrey	7,802	65,345	*
Schumacher, Mathias	1,933	48,002	*
Sebastian, Steve	1,854	-	-
Seery, Mike	8,390	-	-
Shanker, Steven J.	42,083	37,893	*
Shanley, Margaret	3,484	23,681	*
Snel, Jan Jaap	3,398	10,521	*
Spieler, David A.	10,000	82,667	*
Tanner, Matthew	1,933	8,365	*
Turf, David	7,802	24,025	*
Victor, Skip, Trust,	114,948	114,948	*
Viscio, Paul	18,031	27,633	*
Vitti, Michael	762	24,208	*
Wabnitz, Michael	1,334	15,269	*
Weaver, Tab	3,222	78,543	*
Wierwille, Michael C.	3,288	39,623	*
Williams, Brent	12,590	14,013	*
Wisler, Philip	12,989	38,598	*
 ____________________
*	Less than 1%.

(1)
Assumes that each selling stockholder sells all of its shares of Class A common stock offered pursuant to this prospectus and neither acquires nor disposes of any other shares, or right to purchase other shares, of our Class A common stock subsequent to the date as of which we obtained information regarding its holdings.  The selling stockholders are not obligated to sell all or any portion of the shares of our Class A common stock, and the number and percentage of shares of Class A common stock owned after the offering will depend on the number of shares actually sold.

(2)	Based on a total of 40,999,934 shares of Class A common stock outstanding as of November 11, 2010 on a fully-exchanged basis.

(3)	Also includes 11,215 New Class A Units held by Mr. Creagh through Vestar/D&P Holdings, LLC.